EXHIBIT 10.1


                         RESEARCH AND LICENSE AGREEMENT

      This License Agreement is entered into as of this ___ day of July, 2004 (the "Effective Date"), by and between Golden Hand Resources, Inc., a company formed under the laws of the State of Washington, having a place of business at 36 Derech Bait Lechem, Jerusalem, Israel ("Licensee") and Ramot at Tel Aviv University Ltd., a company formed under the laws of Israel, having a place of business at Tel Aviv University in Ramot-Aviv, Tel Aviv 61392, Israel ("Ramot").

      WHEREAS, Tel Aviv University ("TAU") owns exclusive rights to certain technology developed by Professor Eldad Melamed, Dr. Daniel Offen and Yossef Levy at the Felsenstein Medical Research Center of Tel Aviv University relating to processes for the transformation of bone marrow and cord blood stem cells into neuron-like and glial-like cells; and

      WHEREAS, pursuant to agreement between TAU and Ramot, all rights, title and interest in and to any and all inventions and other results arrived at by scientists of TAU are owned solely and exclusively by Ramot; and

      WHEREAS, Licensee wishes to continue funding research at TAU through Ramot for the purpose of furthering research related to processes for the transformation of bone marrow and cord blood stem cells into neuron-like and glial-like cells; and

      WHEREAS, Licensee wishes to obtain a license with respect to such technology and the results of such research, in order to develop, obtain regulatory approval for and commercialize products based on such technology and the results of such funded research, and Ramot wishes to grant Licensee a license with respect to such technology and the results of such research, all in accordance with the terms and conditions of this Agreement.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS.

      Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

      1.1. "AFFILIATE" shall mean, with respect to either party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, "control" of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls twenty percent (20%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint twenty percent (20%) or more of the members of the governing body of the organization or other entity.


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      1.2.  "CALENDAR QUARTER" shall mean the respective periods of three (3)
consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

      1.3 "DEVELOPMENT MILESTONES" shall mean the development milestones set forth in Exhibit 1.3 hereto.

      1.4 "FIRST COMMERCIAL SALE" shall mean the first sale of a Product by Licensee, an Affiliate of Licensee or a Sublicensee to an unaffiliated third party after Regulatory Approval has been achieved in the country in which such Product is sold. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

      1.5.  "FDA" shall mean the United States Food and Drug Administration.

      1.6 "NDA" means a New Drug Application or Product License Application (or Biologics License Application), as appropriate, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Products that are necessary for or included in FDA approval to market a Product, or the equivalent application in any other country or jurisdiction.

      1.8 "NET SALES" shall mean the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates and its Sublicensees on sales of Products (whether made before or after the First Commercial Sale of the Product), less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; and (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by or on behalf of Licensee or such Sublicensee; provided that:

            (i) In any transfers of Products between Licensee or a Sublicensee to an Affiliate of Licensee or such Sublicensee, Net Sales shall be equal to the higher of: (x) the fair market value of the Products so transferred, assuming an arm's length transaction made in the ordinary course of business and (y) the total amount invoiced by such Affiliate on resale to an independent third party purchaser, in each case, after deducting the amounts referred to in clauses (a),
(b) and (c) above, to the extent applicable; and


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            (ii)  In the event that Licensee or a Sublicensee, or the Affiliate of Licensee or such Sublicensee, receives non-monetary consideration for any Products or in the case of transactions not at arm's length with a non-Affiliate of Licensee or such Sublicensee, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm's length transaction made in the ordinary course of business.

      1.10. "ORPHAN DRUG" shall mean a Product that is protected (a) by "Orphan Drug" status under the U.S. Orphan Drug Act, (b) by a Supplementary Protection Certificate, as such term is defined in Council Regulation (EU) No. 1768/92, or
(c) by a similar status granted under similar statutory provisions of another jurisdiction granting exclusive marketing rights in such jurisdiction.

      1.11. "PATENT RIGHTS" shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

      1.12. "PRINCIPAL INVESTIGATORS" shall mean Professor Eldad Melamed and Dr. Daniel Offen, or such other principal investigator who may replace either or both of them pursuant to Section 2.

      1.13. "PRODUCT" shall mean: (i) any product that incorporates differentiation factors and other materials which is capable of inducing bone marrow or cord blood stem cells to differentiate into neuron-like or glial-like cells that can be transplanted into patients for the treatment of neurological diseases in humans; (ii) any neuron-like or glial-like cell generated through use of a product described in clause (i) of this Section 1.12; and (iii) any service that makes use of any of the products described in clause (i) or (ii) of this Section 1.12.

      1.14. "RAMOT RESULTS" shall mean (a) any and all inventions, materials, methods, processes, know-how and results made, created, developed, discovered, conceived or acquired by, or on behalf of, members of the TAU Team (including, without limitation, the Principal Investigators) in the course of the performance of the Research and/or (b) any and all inventions, materials, methods, processes, know-how and results made, created, developed, discovered or conceived by either of the Principal Investigators, either alone or together with one or more third parties, in the performance of services for, or as an employee of, the Company.

      1.15. "RAMOT PATENT RIGHTS" shall mean (i) the Patent Rights described in
Exhibit 1.15(a) attached hereto, (ii) any other Patent Rights owned by Ramot which claim, and only to the extent they so claim, the invention disclosed in the Patent Rights described in Exhibit 1.15(a) and (iii) all Patent Rights owned by Ramot, to the extent they claim any of the Ramot Results. Exhibit 1.15(b) shall set forth and shall be updated from time to time to include new Ramot Patent Rights.


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      1.16. "RAMOT TECHNOLOGY" shall mean the Ramot Patent Rights, the invention disclosed in Exhibit 1.15(a) and the Ramot Results.

      1.17. "REGULATORY AGENCY" shall mean the FDA or equivalent agency or government body of another country.

      1.18. "REGULATORY APPROVAL" shall mean (i) approval of an NDA by the FDA permitting commercial sale of a Product or (ii) any comparable approval permitting commercial sale of a Product granted by the applicable Regulatory Agency in any other country or jurisdiction.

      1.19. "RESEARCH" shall mean the research actually conducted by the TAU Team under the terms of this Agreement in accordance with the Research Plan.

      1.20. "RESEARCH PLAN" shall mean the research plan attached hereto as
Exhibit 1.20, as amended from time to time in accordance with the provisions of this Agreement, which sets forth the research to be undertaken by the TAU Team under the direction of the Principal Investigator during the Research Period.

      1.21. "RESEARCH PERIOD" shall mean an initial term of two years commencing on the Effective Date, and in the event the TAU Team meets the milestones set forth in the Research Plan in accordance with Section 2.2.1, a total term of four years ending on June 30, 2008.

      1.22. "SUBLICENSE RECEIPTS" shall mean any payments or other consideration that Licensee or an Affiliate receives, other than amounts received on account of Net Sales, in consideration of the sublicense or other grant of rights with respect to some or all of the rights granted to Licensee under Section 5.2, or the grant of an option to obtain a sublicense or such other rights, including without limitation license fees, milestone payments, license maintenance fees and reimbursement for research and development and patent related expenses; provided that in the event that Licensee or an Affiliate of Licensee receives non-monetary consideration for any such sublicense or other grant of rights or in the case of transactions not at arm's length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm's length transaction made in the ordinary course of business. For the avoidance of doubt, "Sublicense Receipts" shall not include payments made in consideration for the issuance of equity or debt securities of the Licensee at fair market value and not as direct or indirect consideration (in whole or in part) for the sublicense, or the grant of an option to obtain a sublicense, of some or all of the rights granted Licensee under Section 5.2.


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      1.23. "SUBLICENSEE" shall mean any permitted sublicensee of all or part of the rights granted Licensee under Section 5.1, as further described in Section 5.2.

      1.24. "TAU TEAM" shall mean the Principal Investigators and those students, scientists and technicians working under their direction at the Felsenstein Medical Research Center of Tel Aviv University on the Research.

2.    RESEARCH PROJECT.

      2.1   PERFORMANCE.

            2.1.1. Ramot shall cause TAU, under the direction of the Principal Investigators, to use reasonable efforts to perform the Research in accordance with the Research Plan; however, Ramot and TAU make no warranties regarding the completion of the Research or the achievement of any particular results.

            2.1.2. The Research will be directed and supervised by the Principal Investigators, who shall have primary responsibility for the performance of the Research. If both of the Principal Investigators cease to supervise the Research for any reason, Ramot will so notify Licensee, and Ramot shall endeavor to find among the scientists at TAU a scientist or scientists acceptable to Licensee to continue the supervision of the Research in place of the Principal Investigators. If Ramot is unable to find such a scientist acceptable to Licensee, within sixty (60) days after such notice to Licensee, Licensee shall have the option to terminate the funding of the Research. Licensee shall promptly advise Ramot in writing if Licensee so elects. Such termination of funding shall terminate Ramot's and TAU's obligations pursuant to Section 2.1.1 above, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement. Nothing contained in this
Section 2.1.2, shall be deemed to impose an obligation on Ramot or TAU to successfully find a replacement for the Principal Investigators who is acceptable to Licensee.

            2.1.3. The Principal Investigators shall provide Licensee, within thirty (30) days after the end of every six-month period during the Research Period, a written report summarizing the Ramot Results obtained during the preceding six-month period.

      2.2   FUNDING OF THE RESEARCH PROJECT.

            2.2.1. Licensee shall fund the Research during the initial term of the Research Period in accordance with the schedule set forth in Section 1 of
Exhibit 2.2.1 hereto. In addition, in the event the TAU Team meets the milestones set forth in Section (b) of Exhibit 1.20, Licensee shall fund the second phase of the Research during the additional term of the Research Period in accordance with the schedule set forth in Section 2 of Exhibit 2.2.1. Any and all funding provided by the Licensee pursuant to this Section 2.2.1 shall be applied by Ramot exclusively in support of the Research, including salaries and overhead, in accordance with the procedures established at TAU.


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            2.2.2. Nothing in this Agreement shall be interpreted to prohibit
Ramot, TAU or the Principal Investigators from seeking and receiving funding from non-commercial sources, including government agencies and foundations, or from commercial entities for non-commercial purposes, to further support the Research; provided that such funding shall not be on terms that give such entity(ies) any rights to any invention made or to any Ramot Technology developed in the performance of the Research (subject to any non-exclusive license for governmental purposes or other governmental rights required as a condition for such non-commercial funding). Ramot shall notify Licensee upon the Principal Investigators' or TAU's applying for and receiving any such funding, which notice shall include a copy of any notices awarding such funding.

3.    TITLE.

      Subject to the licenses granted to Licensee pursuant to Section 5 below, all rights, title and interest in and to the Ramot Technology, and in and to any drawings, plans, diagrams, specifications and other documents containing any of the Ramot Technology shall be owned solely and exclusively by Ramot.

4.    PATENT FILING, PROSECUTION AND MAINTENANCE.

      4.1. RESPONSIBILITY. Ramot shall be responsible for the preparation, filing, prosecution, protection and maintenance of all Ramot Patent Rights, using patent counsel reasonably acceptable to Licensee. Ramot shall consult with Licensee as to the preparation, filing, prosecution, protection and maintenance of the Ramot Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any other patent office and shall furnish Licensee with copies of all relevant documents reasonably in advance of such consultation.

      4.2. EXPENSES. Subject to Section 4.3 below, Licensee shall reimburse Ramot for all documented patent-related expenses incurred by Ramot pursuant to this Section 6 within thirty (30) days after Ramot invoices Licensee. In addition, within forty-five (45) days following the execution of this Agreement, Licensee shall pay Ramot a total amount of $16,908 (sixteen thousand, nine hundred and eight US Dollars) as a reimbursement for expenses incurred by Ramot prior to the execution of this Agreement with respect to the filing and prosecution of Ramot Patent Rights.

      4.3. ABANDONMENT. Should Licensee elect not to reimburse or fail to reimburse Ramot for the filing, prosecution or maintenance of a patent application in any country, on any invention included in the Ramot Technology or to cease reimbursing Ramot for the prosecution, protection and/or maintenance of any Ramot Patent Right in any such country (an "Abandoned Country"), Licensee


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shall provide Ramot with prompt written notice of such election. Upon written receipt of such notice by Ramot, Licensee shall be released from its obligations to reimburse Ramot for the expenses incurred thereafter as to such Abandoned Country in conjunction with such Ramot Patent Rights. In such event, such Ramot Patent Rights shall be deleted from the definition of Ramot Technology with respect to such Abandoned Country, any license with respect thereto will terminate with respect to such Abandoned Country, and Licensee shall have no rights whatsoever to exploit such Ramot Patent Rights in such Abandoned Country. Ramot shall then be free, without further notice or obligation to Licensee, to grant rights in and to such Ramot Patent Rights with respect to such Abandoned Country to third parties, which rights shall not include the right to offer, sell or market the resulting Product(s) in, or to export such Product(s) to, any country which is not an Abandoned Country

      4.4. NO WARRANTY. Nothing contained herein shall be deemed to be a warranty that: (a) Ramot can or will be able to obtain patents on patent applications included within the Ramot Patent Rights or on patent applications relating to the Ramot Results, or that any of the Ramot Patent Rights will afford adequate or commercially worthwhile protection, or (b) the manufacture, use or sale of any element of the Ramot Technology or any Product will not infringe any patent(s) of any third party.

5.    LICENSE GRANT.

      5.1. LICENSE. Subject to the terms and conditions set forth in this Agreement, Ramot hereby grants to Licensee an exclusive, worldwide, royalty-bearing license under Ramot's rights in the Ramot Technology solely to develop, make, have made, use, offer for sale, sell, have sold and import Products. For purposes of this Section 5.1, the term "exclusive" means that Ramot shall not have any right to grant such licenses or rights to any third party, subject, however, to Ramot's right to license TAU, the Principal Investigators and the other members of the TAU Team to practice or utilize such rights and licenses to conduct the Research.

      5.2   SUBLICENSE.

            5.2.1. SUBLICENSE GRANT. Licensee shall be entitled to grant sublicenses to third parties under the license granted pursuant to Section 5.1 on terms and conditions in compliance with and not inconsistent with the terms of this Agreement (except that the royalty rates may be higher than those set forth in this Agreement). Such sublicenses shall only be made for consideration and in bona-fide arm's length transactions.

            5.2.2. SUBLICENSE AGREEMENTS. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and shall be subject and subordinate to the terms and conditions of this Agreement. Such sublicense agreements shall contain, among other things, provisions to the following effect:


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                  5.2.2.1. All provisions necessary to ensure Licensee's ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 6.1, 8.5, 8.6 and 13.4.3;

                  5.2.2.2. In the event of termination of the license (in whole or in part - e.g. termination in a particular country) set forth in Section 5.1 above, any existing agreements that contain a sublicense of the Ramot Technology shall terminate to the extent of such sublicense; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its sublicense agreement with Licensee such that Licensee would have the right to terminate such sublicense, Ramot shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense Agreement does not impose any obligations or liabilities on Ramot which are not included in this Agreement;

                  5.2.2.3. The Sublicensee shall not be entitled to sublicense its rights under such sublicense agreement; and

                  5.2.2.4. The sublicense agreement may not be assigned by Sublicensee without the prior written consent of Ramot, except that Sublicensee may assign the sublicense agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which the sublicense agreement relates; provided that any such assignee agrees in writing in a manner reasonably satisfactory to Ramot to be bound by the terms of such sublicense agreement. The consent contemplated herein shall not be unreasonably withheld or delayed.

            5.2.3. DELIVERY OF SUBLICENSE AGREEMENT. Licensee shall furnish Ramot with a fully executed copy of any such sublicense agreement, promptly after its execution.

            5.2.4. BREACH BY SUBLICENSEE. Any act or omission by a Sublicensee, which would have constituted a breach of this Agreement had it been an act or omission by Licensee, shall constitute a breach of this Agreement. Licensee shall indemnify Ramot for, and hold it harmless from, any and all damages or losses caused to Ramot as a result of any such breach by a Sublicensee. In the event of a breach by a Sublicensee, the cure of such breach or the termination by Licensee of the sublicense agreement with such Sublicensee within Licensee's cure period, as set forth in Section 13.3.3.1, shall constitute a cure of Licensee's breach under this Agreement for purposes of Section 13.3.3.1.


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6.    DEVELOPMENT AND COMMERCIALIZATION.

      6.1. DILIGENCE. Licensee shall use its best efforts, and/or shall cause its Affiliates or Sublicensees to use their best efforts: (i) to develop Products, (ii) to introduce Products into the commercial market and (iii) to market Products following such introduction into the market. Specifically, Licensee and/or its Affiliates and/or Sublicensees shall fulfill the following obligations:

            6.1.1. Licensee, by itself or through Affiliates or Sublicensees, shall meet each of the Development Milestones.

            6.1.2. Licensee, by itself or through Affiliates or Sublicensees, undertakes to employ its best efforts, including funding consistent with such efforts, to carry out all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain Regulatory Approval for the production, use and sale of Products in each country in which Licensee, its Affiliates or Sublicensees intend to produce, use, offer to sell and sell Products and in any case, in the United States, the European Union and Japan.

            6.1.3. During the period commencing with the receipt of Regulatory Approval in a given country, Licensee and its Affiliate shall, and shall ensure that Sublicensees shall, use its or their best efforts, including funding consistent with such efforts, to promote, market and sell Products in such country. Licensee and/or its Affiliates and/or Sublicensees activities shall include but not be limited to:

                  6.1.3.1. Using their best efforts to establish and maintain good business relationships with hospitals, health care systems, doctors and other medical professionals in accordance with standard and customary practices;

                  6.1.3.2. Establishing and maintaining a sales force consisting of reasonably qualified personnel to promote and market the Products;

                  6.1.3.3. Advertising the Products in professional journals and publications and sponsoring or attending appropriate symposia, trade exhibitions and medical education programs; and

                  6.1.3.4. Formulating and using their best efforts to implement annual sales and marketing plans for the Products.

            6.1.4. The Principal Investigators, a Licensee representative and a Ramot representative shall meet no less than once every six (6) months during the term commencing with the Effective Date and ending upon the First Commercial Sale of a Product, at locations and times to be mutually agreed upon by the parties, (i) to review the progress being made under the research and development activities conducted by Licensee relating to Products, (ii) to review the progress being made towards fulfilling the Development Milestones and
(iii) to discuss intended efforts for fulfilling such milestones.


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            6.1.4. Within sixty (60) days after the end of each calendar year,
Licensee shall furnish Ramot with a written report on the progress of its, its Affiliate's and Sublicensees' efforts during the prior year to develop and commercialize Products, including without limitation research and development efforts, efforts to obtain Regulatory Approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the then current year.

      6.2.  FAILURE. If Licensee breaches any of its obligations pursuant to
Section 6.1, unless and to the extent the failure is due solely to delay necessitated by regulatory agencies, Ramot shall notify Licensee in writing of Licensee' failure and shall allow Licensee ninety (90) days to cure or to demonstrate that it has begun to cure its failure. Licensee' failure to cure or demonstrate that it has begun to cure such delay to Ramot's reasonable satisfaction within such 90-day period shall constitute a material breach of this Agreement and Ramot shall have the right to terminate this Agreement forthwith.

7.    CONSIDERATION FOR GRANT OF LICENSE

      7.1. UPFRONT PAYMENTS. Within forty-five (45) days of the Effective Date, the Licensee shall deliver to Ramot an upfront license fee payment of $100,000 (one-hundred thousand US Dollars).

      7.2. WARRANTS. In addition, Licensee shall, upon the completion of the investment of an aggregate of $750,000 (seven hundred and fifty thousand US dollars) in the share capital of Licensee, in a single investment or series of investments ("Qualifying Investment"), issue Ramot (or its designees as set forth below) warrants to purchase a number of shares of Licensee's common stock equal to 29% of the issued and outstanding shares of capital stock of Licensee (on a fully diluted, as converted basis) immediately following the completion of the Qualifying Investment, at an exercise price of $0.01 (one US cent) per share. The terms of the warrants shall be negotiated by the parties in good faith and shall include among other things: (i) provisions for cashless exercise; (ii) provisions requiring Licensee to register the shares underlying the warrants (whether by demand, piggy back registration or otherwise) by no later than twenty-one (21) months following the execution of this Agreement with the effectiveness of such registration being maintained for the full term of the warrants; and (iii) provisions requiring Licensee to indemnify the warrant holders for misstatements in Licensee's filings and to obtain insurance policies to cover these indemnification obligations. Prior to such issuance, Ramot may notify Licensee that it wishes to have some of such warrants issued directly to a trustee on behalf of the relevant inventors and persons who will be involved in the Research. Such notification shall state the names of the relevant scientists and the allocation among Ramot and each of the relevant scientists.


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      7.3.  NET SALES. In addition, Licensee shall pay Ramot an amount equal to
5% (five percent) of all Net Sales. Such amounts shall be payable, on a Product-by-Product and country-by-country basis, for the longer of: (a) fifteen
(15) years from the date of the First Commercial Sale of such Product in such country; (b) until the last to expire of any patent included within the Ramot Patent Rights in such country; and (c) the expiration of the Product's Orphan Drug status in such country.

      7.4. SUBLICENSE RECEIPTS. In addition, Licensee shall pay Ramot an amount equal to 30% (thirty percent) of all Sublicense Receipts.

8.    REPORTS; PAYMENTS; RECORDS.

      8.1. FIRST COMMERCIAL SALE. Licensee shall inform Ramot in writing of the date of First Commercial Sale with respect to each Product in each country as soon as practicable after the making of each such First Commercial Sale and shall describe such Product.

      8.2.  REPORTS AND PAYMENTS.

            8.2.1 REPORTS. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Licensee or a Sublicensee first receives Net Sales or Licensee or an Affiliate receives Sublicense Receipts, Licensee shall deliver to Ramot a report containing the following information:

                  (a) the number of units of Products sold by Licensee, its Affiliates and Sublicensees to independent third parties in each country for the applicable Calendar Quarter;

                  (b) the gross amount billed for each unit of a Product sold by Licensee, its Affiliates and Sublicensees during the applicable Calendar Quarter in each country;

                  (c) a calculation of Net Sales for the applicable Calendar Quarter in each country, including a listing of applicable deductions;

                  (d) the total amount payable to Ramot in U.S. dollars on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion.

            If no amounts are due to Ramot for any Calendar Quarter, the report shall so state.

            8.2.2. PAYMENT FOR NET SALES. Within 45 days of end of each Calendar Quarter, Licensee shall remit to Ramot all amounts due with respect to Net Sales for the applicable Calendar Quarter.


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            8.2.3 PAYMENT FOR SUBLICENSE RECEIPTS. In addition to the reports delivered pursuant to Section 8.2.1, Licensee shall notify Ramot in writing within fifteen (15) days of the receipt of any Sublicense Receipts. Licensee shall remit to Ramot all amounts due with respect to such Sublicense Receipts within thirty (30) of the receipt of such Sublicense Receipts by Licensee.

      8.3. PAYMENTS IN U.S. DOLLARS. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection, or other charges.

      8.4. PAYMENTS IN OTHER CURRENCIES. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Licensee shall give Ramot prompt written notice of such restriction, which notice shall satisfy the payment deadlines described in
Section 8.2. Licensee shall pay any amounts due Ramot through whatever lawful methods Ramot reasonably designates; provided, however, that if Ramot fails to designate such payment method within thirty (30) days after Ramot is notified of the restriction, Licensee may deposit such payment in local currency to the credit of Ramot in a recognized banking institution selected by Licensee and identified by written notice to Ramot, and such deposit shall fulfill all obligations of Licensee to Ramot with respect to such payment.

      8.5. RECORDS. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Products that are made, used or sold under this Agreement, any amounts payable to Ramot in relation to such Products and all Sublicense Receipts received by Licensee and its Affiliates, which records shall contain sufficient information to permit Ramot to confirm the accuracy of any reports or notifications delivered to Ramot under Section 8.2. The relevant party shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time Ramot shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Ramot any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 8.5 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited party shall bear the full cost of such audit. Ramot may exercise its rights under this Section 8.5 only once every year per audited party and only with reasonable prior notice to the audited party. Licensee shall cause its Affiliates and Sublicensees to fully comply with the terms of this
Section 8.5.

      8.6. AUDITED REPORT. Licensee shall furnish Ramot, and shall cause its Affiliates and Sublicensees to furnish Ramot, within one hundred twenty (120) days after the end of each calendar year, commencing at the end of the calendar year of the First Commercial Sale, with a report, certified by an independent certified public accountant, relating to royalties and other payments due to Ramot pursuant to this Agreement in respect to the previous calendar year and containing the same details as those specified in Section 8.2 above in respect to the previous calendar year.

      8.7. LATE PAYMENTS. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual interest, compounded monthly, equal to three percent (3%) above the London Interbank Offer Rate (LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

      8.8. PAYMENT METHOD. Each payment due to Ramot under this Agreement shall be paid in U.S. currency by wire transfer of funds to Ramot's account in accordance with written instructions provided by Ramot.

      8.9. WITHHOLDING AND SIMILAR TAXES. Royalty payments and other payments due to Ramot under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to such payments to Ramot.

9.    CONFIDENTIAL INFORMATION

      9.1   CONFIDENTIALITY.

            9.1.1. CONFIDENTIAL INFORMATION. Licensee agrees that, without the prior written consent of Ramot, in each case, during the term of this Agreement, and for five (5) years thereafter, it will keep confidential, and not disclose or use Confidential Information (as defined below) other than for the purposes of this Agreement, without the express written consent of Ramot. Licensee shall treat such Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Licensee may disclose the Confidential Information only to employees and consultants of Licensee or of its Affiliates or Sublicensees who have a "need to know" such information in order to enable Licensee to exercise its rights and fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, "Confidential Information" means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of

Ramot, TAU, or any of their employees, researchers or students (including members of the TAU Team) to Licensee, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Licensee at the time it was disclosed, other than by previous disclosure by or on behalf of Ramot, TAU or any of their employees, researchers or students, as evidenced by Licensees' written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Licensee by a third party who is not subject to obligations of confidentiality to Ramot or TAU with respect to such information; or (iv) is independently developed by Licensee without the use of or reference to the Confidential Information, as demonstrated by documentary evidence.

            9.1.2. DISCLOSURE OF AGREEMENT. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party's legal counsel, to comply with applicable laws.

            9.1.3. PUBLICITY. Except as expressly permitted under Section 9.1.2, no party will make any public announcement regarding this Agreement without the prior written approval of the other party.

      9.2. ACADEMIC PUBLICATIONS. Ramot shall have the right to allow the Principal Investigators and other members of the TAU Team to publish the results of the Research, if any, in scientific publications or to present such results at scientific symposia, provided that the following procedure is followed:

            9.2.1. Ramot shall cause the members of the TAU Team to comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Research.

            9.2.2. No later than thirty (30) days prior to submission for publication of any scientific articles, abstracts or papers concerning the results of the Research and prior to the presentation of such results at any scientific symposia, Ramot shall send to Licensee a written copy of the material to be so submitted or presented, and shall allow Licensee to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation for the preservation of Ramot Patent Rights.

            9.2.3. Licensee shall provide its written comments with respect to such publication or presentation within fourteen (14) days following its receipt of such written material.

            9.2.4. If Licensee, in its written comments, identifies material for which patent protection should be sought, then Ramot shall cause the publication or presentation of such submission to be delayed for a further period of up to thirty (30) days from the receipt of such written comments to enable Ramot to make the necessary patent filings in accordance with Section 4.

            9.2.5. After compliance with the foregoing procedures with respect to an academic, scientific or medical publication and/or public presentation, members of the TAU Team shall not have to resubmit any such information published according to this Section 9.2 for re-approval should such same information be republished or publicly disclosed in another form.

10.   ENFORCEMENT OF PATENT RIGHTS.

      10.1. NOTICE. In the event either party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Ramot Patent Rights (collectively, an "Infringement"), that party shall promptly notify the other party and provide it with details regarding such Infringement

      10.2. SUIT BY LICENSEE. Licensee shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement of Ramot Patent Rights. Should Licensee elect to bring suit against an infringer and Ramot is joined as party plaintiff in any such suit, Ramot shall have the right to approve the counsel selected by Licensee to represent Licensee, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses of Ramot incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Ramot free, clear and harmless from and against any and all costs of such litigation, including attorney's fees. Licensee shall not compromise or settle such litigation without the prior written consent of Ramot, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 10.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney's fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Ramot shall receive an amount equal to one-third of such funds and the remaining two-thirds of such funds shall be retained by Licensee.

      10.3. SUIT BY RAMOT. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Ramot of the existence of an Infringement, Ramot may elect to do so. Should Ramot elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Ramot to represent Ramot, such approval not to be unreasonably withheld. The expenses of such suit or suits that Ramot elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Ramot and

Ramot shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney's fees. Ramot shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Ramot exercises its right to sue pursuant to this Section 10.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney's fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to one-third of such funds and the remaining two-thirds of such funds shall be retained by Ramot.

      10.4. OWN COUNSEL. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 by the other party for Infringement.

      10.5. COOPERATION. Each party agrees to cooperate fully in any action under this Section 10 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

      10.6. STANDING. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

11.   WARRANTIES; LIMITATION OF LIABILITY.

      11.1. COMPLIANCE WITH LAW. Licensee warrants that it will comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Products.

      11.2. REPRESENTATIONS BY RAMOT. Ramot represents that: (a) it is the owner of the Ramot Patent Rights set forth in Exhibit 1.15(a) free and clear of all liens and encumbrances; (b) it has the right to grant the licenses granted pursuant to this Agreement; (c) it has not granted any rights in or to Ramot Technology which are inconsistent with the rights granted to Licensee under this Agreement to any other party.

      11.3. NO WARRANTY.

            11.3.1. nothing in this Agreement (including, without limitation, any exhibits or attachments hereto) shall be construed as a warranty on the part of Ramot that any results or inventions will be achieved in the Research or that the Ramot Technology and/or any other results or inventions achieved in the

Research are or will be commercially exploitable, and furthermore, Ramot makes no warranties whatsoever as to the commercial or scientific value of the Ramot Technology and/or as to any results which may be achieved in the Research and/or that any patent will issue from any pending patent applications in the Ramot Patent Rights. Ramot makes no representation that use of the Ramot Technology will not infringe the patent or proprietary rights of any third party.

            11.3.2. Except as otherwise expressly provided in this Agreement, no party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and noninfringement with respect to any and all of the foregoing.

      11.4. LIMITATION OF LIABILITY. Notwithstanding anything else in this Agreement or otherwise, Ramot shall not be liable to Licensee with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

12.   INDEMNIFICATION.

      12.1 INDEMNITY. Licensee shall indemnify, defend, and hold harmless Ramot, TAU, the Principal Investigators, the other members of the TAU Team, their Affiliates and their respective governors, directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Ramot Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ramot Indemnitees in connection with any claims, suits, actions, demands or judgments ("Claims") arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning the use of any Ramot Technology by Licensee, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Ramot to Licensee under this Agreement (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of any of the Ramot Indemnitees).

      12.2 PROCEDURES. If any Ramot Indemnitee receives notice of any Claim, such Ramot Indemnitee shall, as promptly as is reasonably possible, give Licensee notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Licensee of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of Licensee to respond to or to defend the Ramot Indemnitee against such Claim. Ramot and Licensee shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Licensee shall, upon its acknowledgment in writing of its obligation to indemnify the Ramot Indemnitee, be entitled to and shall assume the defense or represent the interests of the Ramot Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Ramot Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Ramot Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Ramot Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

      12.3 INSURANCE. Commencing with the commencement of clinical trials in humans with respect to the first Licensed Product, Licensee shall maintain insurance that is reasonably adequate to fulfill any potential obligation to Ramot, but in any event not less than five million dollars ($5,000,000) for injuries to any one person arising out of a single occurrence and ten million dollars ($10,000,000) for injuries to all persons arising out of a single occurrence. Licensee shall provide Ramot, upon request, with written evidence of such insurance. Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Licensee or any Affiliate or Sublicensee continues to make, use, or sell a Product, and thereafter for a period of seven (7) years.

13.   TERM AND TERMINATION.

      13.1. TERM. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect on a Product-by-Product and country-by-country basis until the expiration of all payment obligations pursuant to Section 7.2 for such Product.

      13.2. EFFECT OF EXPIRATION. Following the expiration pursuant to Section
13.1 of this Agreement on a Product-by-Product and country-by-country basis (and provided the Agreement has not been earlier terminated pursuant to Section 13.3, in which case Section 13.4 shall apply): (a) Licensee shall have a fully-paid up, nonexclusive license (with the right to grant sublicenses) under the Ramot Technology solely to develop, make and have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to such Product in such country; and (b) Ramot shall be free to use the Ramot Technology to develop, make and have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to such Product in such country and to grant others licenses under the Ramot Technology to do the same.

      13.3. TERMINATION.

            13.3.1. TERMINATION FOR FAILURE TO RAISE CAPITAL. In the event that Licensee does not raise at least $750,000 (seven hundred and fifty thousand US Dollars) in a single or series of investments in the share capital of Licensee within six (6) months of the execution of this Agreement, Ramot may terminate this Agreement immediately upon written notice to Licensee.

            13.3.2 TERMINATION WITHOUT CAUSE. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Ramot, provided however, that, subject to Section 2.3.2, Licensee may not terminate its obligation to fund the Research under Section 2.1.2.

            13.3.3. TERMINATION FOR DEFAULT.

                  13.3.3.1 In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. Notwithstanding the foregoing, in the event of a breach pursuant to
Section 5.2.4 (i.e. a breach by a Sublicensee) that is not susceptible of cure by Licensee within the thirty (30) day period set forth above and License uses diligent good faith efforts to cure such breach, the thirty (30) day cure period shall be extended by an additional period of thirty (30) days.

                  13.3.3.2 In the event of an uncured material breach by Ramot as described in the foregoing paragraph, Licensee may elect not to terminate this Agreement but, instead, to sue Ramot for damages arising from such breach, provided however, that in no event will Licensee seek damages against Ramot in any such action which exceed amounts actually paid to Ramot under this Agreement.

            13.3.4. BANKRUPTCY. Either party may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

      13.4. EFFECT OF TERMINATION.

            13.4.1. TERMINATION OF RIGHTS. Upon termination by Licensee pursuant to Sections 13.3.1, 13.3.2 or 13.3.3 hereof or by Ramot pursuant to Sections 6.2, 13.3.1 or 13.3.3 hereof: (a) the rights and licenses granted to Licensee under Section 5 shall terminate; (b) all rights in and to the Ramot Technology shall revert to Ramot and Licensee, its Affiliates and Sublicensees shall not be entitled to make any further use whatsoever of the Ramot Technology nor shall Licensee, its Affiliates or Sublicensees develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Products; and (c) any existing agreements that contain a sublicense of the Ramot Technology shall terminate to the extent of such sublicense; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, Ramot shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense Agreement does not impose any obligations or liabilities on Ramot which are not included in this Agreement.

            13.4.2. ACCRUING OBLIGATIONS. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

            13.4.3. TRANSFER OF REGULATORY FILINGS AND KNOW HOW. In the event Licensee terminates this Agreement pursuant to Section 13.3.2 or Ramot terminates this Agreement pursuant to Section 6.2, 13.3.1 or 13.3.3, Licensee shall promptly deliver and assign to Ramot (a) all documents and other materials filed by or on behalf of Licensee and its Affiliates with Regulatory Agencies in furtherance of applications for Regulatory Approval in the relevant country with respect to Products and (b) all intellectual property, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of Licensee and its Affiliates which relate directly to actual or potential Products. Ramot and TAU shall be entitled to freely use and to grant others the right to use all such materials, documents and know-how delivered pursuant to this 13.4.3.

      13.5. SURVIVAL. The parties' respective rights, obligations and duties under Sections 8.5, 9, 11, 12, 13, 14.2 and 14.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14.   MISCELLANEOUS.

      14.1. ENTIRE AGREEMENT. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

      14.2. PUBLICITY RESTRICTIONS. Subject to Section 9.1.2, Licensee and its Affiliates and Sublicensees shall not use the name of Ramot, TAU, either Principal Investigator or any of their trustees, officers, faculty, researchers, students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of Ramot.

      14.3. NOTICES. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

         If to Licensee:                 Golden Hand Resources, Inc.
                                         36 Derech Bait Lechem
                                         Jerusalem
                                         Israel

                                         With a copy to:

                                         Seth A. Farbman, Esq.
                                         Vintage Filings, LLC
                                         President and Co-Chairman
                                         150 West 46th Street
                                         New York, NY 10036

         If to Ramot:                    Ramot at Tel Aviv University Ltd.
                                         P.O. Box 39296
                                         Tel Aviv 61392
                                         Israel
                                         Attn:  CEO
                                         Fax: 972-3-640-5064

      Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

      14.4. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that Ramot may bring suit against the Licensee in any other jurisdiction outside Israel in which the Licensee has assets or a place of business.

      14.5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      14.6. HEADINGS. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

      14.7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

      14.8. AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      14.9. NO AGENCY OR PARTNERSHIP. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

      14.10. ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld.

      14.11. FORCE MAJEURE. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

      14.12. INTERPRETATION. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

      14.13. SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

RAMOT AT TEL AVIV UNIVERSITY LTD.       GOLDEN HAND RESOURCES, INC.

By: /s/ Isaac T. Kohlberg               By: /s/ Dr. Irit Arbel
   ---------------------------              -------------------------------



Name: Isaac T. Kohlberg                 Name: Irit Arbel
    --------------------------               ------------------------------



Title: CEO                              Title: President
     -------------------------               ------------------------------


We, the undersigned, hereby confirm that we have read the Agreement, that its contents are acceptable to us and that we will act in accordance with its terms.

/s/ Eldad Melamed                       /s/ Daniel Offen
-------------------------------         ------------------------------------
Professor Eldad Melamed                 Dr. Daniel Offen


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